Exhibit 5.1
Faegre & Benson llp

2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
www.faegre.com
April 29, 2009
HMN Financial, Inc.
1016 Civic Center Drive Northwest
PO Box 6057
Rochester, Minnesota 55901
Ladies and Gentlemen:
     In connection with the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the offering of up to 350,000 shares of common stock, $.01 par value (“Common Stock”), of HMN Financial, Inc. (the “Company”) pursuant to the HMN Financial, Inc. 2009 Equity Incentive Plan (the “Plan”), and an additional undetermined number of shares of Common Stock equal to the number of shares of Common Stock represented by any stock option or restricted stock award that is forfeited or terminates without vesting, or any stock option that terminates, expires or lapses without being exercised, under the HMN Financial, Inc. 2001 Omnibus Stock Plan, we have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock under the Plan and that, when issued and sold as contemplated by the Plan and the Registration Statement, such shares of Common Stock will be legally issued, fully paid, and nonassessable.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, FAEGRE & BENSON LLP
By:	/s/ Gordon S. Weber
Gordon S. Weber